EXHIBIT 5.1

JONES DAY

150 WEST JEFFERSON AVENUE ∙ SUITE 2100 ∙ DETROIT, MICHIGAN 48226.4438

TELEPHONE: +1.313.733.3939 ∙ FACSIMILE: +1.313.230.7997

June 13, 2025

The Shyft Group, Inc.

41280 Bridge Street

Novi, Michigan 48375

Re:	Registration Statement on Form S-8 Filed by The Shyft Group, Inc.

Ladies and Gentlemen:

We have acted as counsel for The Shyft Group, Inc., a Michigan corporation (the “Company”), in connection with the registration of 800,000 additional shares (the “Shares”) of common stock, without par value per share, of the Company that may be issued or delivered and sold pursuant to The Shyft Group, Inc. Stock Incentive Plan (as amended and restated effective May 14, 2025, the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of restricted stock unit or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Business Corporation Act of the State of Michigan, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Securities Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Jones Day